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                                                                    EXHIBIT 10.7


                                CONTRACT OF SALE

       THIS AGREEMENT dated as of June 30, 1993 by and between JOHN GUTHRIE and LYN GUTHRIE, husband and wife ("Seller"), and RIVERSIDE PARKWAY, INC., an Oklahoma corporation ("Buyer").

                               W I T N E S E T H:

       1. Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer hereby offers to purchase from Seller, and Seller hereby agrees to sell to Buyer the following described property (collectively, the "Property"):

              (i) The surface of the real estate (the "Land") described as follows:

                     Beginning at the southwest corner of Lot 33, Block 84 of the City of Pawhuska; Thence, 62' in a westerly direction across Osage Avenue, being the place of beginning; Thence, in a northerly direction along Osage Avenue, 111'; Thence, due westerly 16'; Thence, in a southwesterly direction along Kikekah Avenue, 119'; Thence, in a easterly along Main Street, 62' to the Place of Beginning;

a/k/a Triangle Building in Osage County, Oklahoma, not including all of Seller's right, title, interest and estate in and to oil, gas and other minerals in and under the Land not previously reserved or conveyed of record;

              (ii) all of the buildings, structures and improvements in, upon and under the Land, including but not limited to that certain office building containing approximately 21,090 square feet of interior space, together with those certain separate storage and garage buildings associated therewith, including any and all permanently attached fixtures and equipment therein and thereon including but not limited to all electrical, mechanical, heating, ventilation, plumbing and other utility fixtures (the "Improvements");

              (iii) all of the appurtenances belonging to the Land and all of Seller's right, title and interest in and to all streets, alleys and other public or private ways adjacent thereto, before or after vacation thereof.

              (iv)   The Property to be sold in "as is" condition.




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       2.     Purchase Price. The purchase price which Buyer shall pay to
Seller for the Property shall be FIFTY-TWO THOUSAND AND NO/100 Dollars ($52,000.00), payable in the following manner:

              (a) Upon execution of this Agreement Buyer shall pay Seller as earnest money, ONE THOUSAND FIVE HUNDRED SIXTY AND NO/100 DOLLARS ($1,560.00).

              (b) At Closing, Buyer shall pay by certified check, EIGHT THOUSAND EIGHT HUNDRED FORTY AND NO/100 Dollars ($8,840.00).

              (c) Buyer, as evidenced by a promissory note shall within thirty (30) days of closing pay principal and accrued interest for the first year in 12 monthly installments of $843.50, with an additional $2,951.26 lump sum due on or before August 15, 1994;

              (d) Beginning August 16, 1994, buyer shall pay in 12 monthly installments of $771.45, with an additional $3,018.29 lump sum due on or before August 15, 1995;

              (e) Beginning August 16, 1995, buyer shall pay in 12 monthly installments of $676.87, with an additional $3,365.81 lump sum due on or before August 15, 1996;

              (f) Beginning August 16, 1996, buyer shall pay in 12 monthly installments of $524.64, with an additional $6,031.07 lump sum due on or before August 15, 1997. Note to be paid in full no later than August 15, 1997, including principal and interest.

              (g) Each of the foregoing monthly payments shall be payable on or before the first of each month.

       3. Time and Place of Closing. Closing shall be held at the offices of Pawhuska Abstract & Title Company, Pawhuska, Oklahoma, as escrow agents, at 2:00 p.m., Sunday, August 15, 1993 (the "Closing Date"), at the offices of Buyer, or at such other location or at such earlier date and time as Buyer may select provided Buyer shall have given Seller at least ten (10) days' advance written notice thereof. In no event shall Closing be held earlier than plus or minus thirty (30) days from July 16, 1993.

       4. Pre-Closing Requirements. Within ten (10) days from the date of acceptance by Seller or such later time as may be provided for with respect to specific matters Seller, at Seller's sole cost and expense (except where stated otherwise) shall furnish, or cause to be furnished, to Purchaser each of the following items:





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              4.1    Title Insurance Commitment. Buyer shall furnish a
commitment for an ALTA 1987 owner's policy of title insurance (the "Commitment") issued by a title company in the amount of the purchase price, showing marketable record title to the Land and Improvements in Seller according to the Title Standards adopted by the Oklahoma Bar Association, subject to the recorded plat restrictions, recorded utility easements and zoning ordinances, less and except any of the oil, gas and other minerals previously reserved or conveyed of record, and subject to such other exceptions or encumbrances of record which may be approved in writing by Buyer (the "Permitted Title Exceptions"), provided, however, that the plat restrictions, utility easements, zoning ordinances and other recorded exceptions shall not impair the continued usage of the Property as an historical office complex. Copies of all instruments constituting an exception in the Commitment shall accompany the Commitment. The policy, when issued, shall (a) insure over encroachments, overlaps, boundary line disputes and any other matters which would be disclosed by an accurate survey and inspection and shall delete all exceptions relating to survey matters and to mechanics' and materialmen's liens and (b) contain an affirmative zoning endorsement.

              4.2 Buyer shall pay the abstracting charges and premium, for the owner's title policy.

       5.     Structural and Mechanical Inspection.

              5.1. Inspection. Buyer shall have the privilege at Buyer's cost and expense for a period of fifteen (15) days following the date hereof to have an engineering study made by an engineer of Buyer's choice to determine that all mechanical equipment comprising a part of the Improvements is in good operating condition and that there are no substantial structural defects or violations of any zoning, building or other applicable ordinance or regulation with respect to any of the Improvements or any environmental hazard conditions.

              5.2. Environmental Inspection. Buyer hereby takes full responsibility and liability for any and all environmental hazardous conditions and remedial measures required therefrom regarding the subject real property and indemnify Seller of same.

       6. Buyer's Objections as to Status of Title; Seller's Option to Cure. Buyer understands it is purchasing the subject real property "as is"; however Buyer upon receipt and review of the title of the subject real property shall be entitled to deliver to Seller any specific objections to the status of title.

       7.     Insurance.

              7.1 Insurance and Risk of Loss Pending Closing. Seller shall immediately cause all fire and similar hazard insurance policies covering the Property





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to be endorsed to protect the parties hereto as their respective interests may appear, and shall continue the insurance in force during the life of this Agreement. The risk of loss or damage to or destruction of the Property occurring prior to the Closing Date shall be upon Seller. Buyer shall promptly notify Seller of any damage to or destruction of the Property.

              7.2 Insurance and Risk of Loss Subsequent to Closing. Until the Promissory Note referred to in paragraph 2(c) is paid in full, the Buyer agrees to maintain insurance on the Property, making Seller as an additional loss payee, insuring the Seller in such amount reasonably necessary to protect its interest against loss or damage to the Property.

       8.     Events Occurring at Closing.

              8.1    Seller's Performance. Seller shall deliver to Buyer:

                     (a) A good and sufficient warranty deed accompanied by necessary documentary stamps paid by Buyer, fully and duly executed and acknowledged, conveying fee simple title in and to the Property to Buyer less and except any of the oil, gas and other minerals previously reserved or conveyed of record, and subject only to the Permitted Title Exceptions.

                     (b) A duly executed assignment of all manufacturer's warranties, if any, relating to the Improvements.

                     (c) A "bills paid affidavit" executed by Seller and verifying that there are no unpaid bills for labor performed, material supplied or services provided for or to the Property prior to the Closing.

              8.2 Buyer's Performance. Buyer shall deliver to Seller upon closing $8,840.00 as set forth in paragraph 2(b).

       9.     Closing Costs.

              9.1 Buyer's Costs. Buyer shall pay the following costs and expenses in connection with the Closing:

                     (i)    Documentary stamp taxes;

                     (ii) Recording fees for any title curative documents and for the warranty deed;

                     (iii)  1992 Real Estate Taxes;

                     (iv)   Abstracting charges;





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               (v)   Title policy premium; and,

               (vi)  Pawhuska Title and Abstract Co. closing costs.

        9.3 Other Costs. All other expenses incurred by Seller or Buyer with respect to the consummation of the transaction contemplated by this Agreement, including but not limited to attorneys' fees of Buyer and Seller, are to be borne and paid exclusively by the party incurring same, without reimbursement except to the extent otherwise specifically provided in this Agreement.

        10. Possession and Condition of the Property. Possession of the Property shall be given to Buyer at Closing in "as is" condition.

        11. Access Pending Closing. Prior to Closing, Buyer, Buyer's agents, architects and contractors shall have the right to enter the Property, at their own risk and at reasonable times, for the purpose of examination and study. Entries shall be made at such times and in such a manner as to not interfere with Seller's conduct of business on the Property. Buyer shall give Seller at least twenty-four (24) hours advance notice of any such entry. Upon request Seller shall deliver to Buyer, without charge, copies of all drawings, specifications, utility plans, and other plans and engineering data with respect to the Property that are now in the possession of Seller.

        12. Seller's Representations. Seller hereby makes the following representations to Buyer:

                (a) As of the date hereof Seller has received no notice from any governmental authority of any building code violations or any other violations of law or governmental regulation affecting the Property which have not been disclosed.

                (b) Seller is not now a party to any litigation affecting the Property or Seller's right to sell the Property, or any part thereof, except as to the case referred to in paragraph 12(c).

                (c) Seller knows of no condemnation or eminent domain proceeding pending or contemplated against the Property or any part thereof, except the case City of Pawhuska, Oklahoma, a Municipal Corporation v. John R. Guthrie, C-92-81. Representations.

                (a) Buyer is an Oklahoma corporation in good standing duly authorized to conduct business for any lawful purpose.

                (b) The officers and agents of Buyer have, by proper corporate action, been empowered to enter into this Agreement.


        14.     Commissions. There are no real estate commissions.







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       15.    Notices. Any notices required or permitted to be given by either party to the other shall have been deemed to have been served when hand delivered or, if the United States Mail is used, on the fifth (5th) business day after the notice is deposited in the United States Mail, postage prepaid, registered or certified mail, and addressed to the parties as follows:

       To Seller:

              John Guthrie and Lyn Guthrie
              P O Box 1300
              Tehachapi, California 93581

       To Buyer:

              Riverside Parkway, Inc.
              7136 So Yale, Ste 300
              Tulsa, Oklahoma 74136
              Attn: Stephen L. Lower

Either party, by written notice to the other, may change its address to which notices are to be sent.

       16.    Default and Penalties.

              16.1.  Seller's Defaults; Buyer's Remedies.

                     (a) Seller's Defaults. Seller shall be deemed to be in default hereunder in the event that Seller shall fail to comply with or observe any covenant, agreement, or obligation on Seller's part to be performed within the time limits and in the manner required herein or in the event any of the conditions preceded described herein shall not have been complied with or waived by Buyer.

                     (b) Buyer's Remedies. In the event Seller shall be deemed to be in default by virtue of the occurrence of any one or more of the events specified herein, Buyer may at Buyer's option do one of the following as Buyer's sole and exclusive remedy for such default:

                            (i)    Terminate this Agreement by written notice
delivered to Seller on or before Closing Date, in which event Buyer shall be entitled to a return of the Deposit, plus interest; or

                            (ii)   Enforce specific performance of this
Agreement against Seller.

              16.2.  Buyer's Defaults; Seller's Remedies.





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                     (a)    Buyer's Defaults. Buyer shall be deemed to be in
default hereunder in the event that Buyer shall fail to comply with or observe any covenant, agreement, or obligation on Buyer's part to be performed within the time limits and in the manner required herein.

                     (b) Seller's Remedies. In the event Buyer shall be deemed to be in default, Seller may, at Seller's sole option, terminate this Agreement by written notice to Buyer and pursue any and all remedies (cumulative rather than exclusive) under Oklahoma law.

       17. Guaranty. Buyer's principal shall at closing execute a guaranty agreement.

       18.    Indemnification.

              18.1. Indemnification by Seller. The Seller agrees to indemnify the Buyer and to hold the Buyer wholly harmless from any loss, damage, liability, and expense whatsoever (including, without limitation, reasonable, attorneys' fees and litigation expenses) resulting to the Buyer from any inaccuracy in or breach of any material representation, warranty, covenant, or agreement made by the Seller under this Agreement or contained in any certificate, agreement, or document delivered or assigned to Buyer in connection with the transactions contemplated by this Agreement. The Buyer agrees to give the Seller prompt written notice of the assertion of any claim of which it has knowledge which is covered by the indemnity provisions described in this Section 19.2 and to afford the Seller an opportunity to be represented by counsel of its choice, at its own expense, and to diligently and in good faith defend, contest, litigate, negotiate, settle or otherwise deal with any such claim. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement, with respect to any matter indemnified against by the Seller hereunder, the Buyer shall forward to the Seller notice of any sums due and owing by the Seller with respect to such matter and the Seller shall be required to pay all sums so determined by the Buyer, in cash, within thirty days after the date of such notice.

              18.2.  Indemnification by the Buyer.

                     (a) The Buyer agrees to indemnify the Seller and to hold the Seller wholly harmless from any losses, damages, liability, and expenses (including, without limitation, reasonable attorneys' fees and litigation expenses) resulting to the Seller from any inaccuracy in or breach of any warranty, representation, warranty, covenant or agreement made by the Buyer under this Agreement or contained in any certificate, agreement, document, schedule, list, exhibit, or other writing furnished to the Seller, pursuant to this Agreement and the transactions contemplated hereby. The Seller agrees to give the Buyer prompt written notice of the assertion of any claim of which it





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has knowledge which is covered by the indemnity provisions described in this
Section 19.3 and to afford the Buyer an opportunity to be represented by counsel of its choice, at its own expense, and to diligently and in good faith defend, contest, litigate, negotiate, settle or otherwise deal with any such claim. After any final judgement or award shall have been rendered by a Court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated or the parties shall have arrived at a mutually binding agreement with respect to any matter indemnified against by the Buyer hereunder, the Seller shall forward to the Buyer notice of any sums due and owing by the Buyer with respect to such matter, and the Buyer shall be required to pay all sums so determined by the Seller, in cash, within thirty days after the date of such notice.

                 (b) Notwithstanding anything to the contrary, Buyer takes the property subject to the existing lawsuit noted in paragraph 12(c) hereof, indeminifies Seller as to costs and damages resulting therefrom. Buyer to cure all violations at buyer's cost regarding said lawsuit, and arrange for and obtain a dismissal with prejudice from the litigation. Buyer shall immediately notify the appropriate authorities of the property change of ownership and the buyer's responsibility resulting therefrom.

        19. Breach or Failure to Close. If, after the Seller has performed Seller's obligations under this Contract, and if within five (5) days after the date specified for Closing under paragrpah 3 the Buyer fails to make the payments or to perform any other obligation of the Buyer under this Contract, then all sums theretofore paid on the purchase price shall be retained as such or as liquidated damages for the breach of this Contract by the Buyer. The Seller and Buyer agree that such amount is a reasonable amount for liquidated damages and that it would be impractical and extremely difficult to determine actual damages. If the Buyer shall perform all of the obligations of Buyer hereunder and Seller shall breach this Contract or fail to perform any of Seller's obligations hereunder, then Buyer shall be entitled either to cancel and terminate this Contract, return the abstract to Seller, and receive a refund of the earnest money or pursue any other legal remedy.

        20.     Miscellaneous Provisions.

                20.1 Survival. The provisions of Paragraphs 8, 14, 15 and 16 of this Agreement shall survive Closing and shall not be merged upon the delivery and acceptance of the deed for the Property.

                20.2 Gender. As used herein the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

                20.3 Binding Effect. This Agreement shall be binding upon the parties hereto and on their respective successors or assigns.




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              20.4.  Entire Agreement. This Agreement contains the final and entire agreement between the parties and they shall not be bound by any terms, conditions statements or representations, oral or written, not herein contained. Any subsequent amendment to this Agreement shall be valid only if executed in writing by the parties or their successors or assigns.

              20.5. Headings. The headings in this Agreement are for convenience of reference only and do not constitute a part hereof.

              20.6. Governing Law. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Oklahoma without regard to principles of conflict of laws. Buyer consents to California jurisdiction, Venue at location of Sellers place of business.

              20.7.  Time. Time shall be of the essence for this Agreement.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Contract of Sale and affixed their seals as of the date and year first above written.

       EXECUTED this 30th day of June, 1993.


                                     SELLER

                                      /s/ JOHN GUTHRIE
                                     -------------------------------------------
                                     John Guthrie


                                     /s/ LYN GUTHRIE A.K.A. MARLYN GUTHRIE
                                     -------------------------------------------
                                     Lyn Guthrie


ATTEST:                              BUYER

                                     RIVERSIDE PARKWAY, INC.
By: /s/ SHIRLEY L. BOWMAN
   ----------------------------------
   Secretary

                                     By: /s/ L. WILLIAM HISER, JR.
                                        ----------------------------------------
                                        L. William Hiser, Jr.,
                                        its President





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